Exhibit 99.1

INVESTOR AND MEDIA CONTACT:
Brian Lantz
847-484-4574
brian.lantz@FBHS.com

FORTUNE BRANDS ANNOUNCES $300 MILLION SHARE REPURCHASE AUTHORIZATION

DEERFIELD, Ill. – March 1, 2017 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced its Board of Directors has authorized the repurchase of up to $300 million of shares of the Company’s common stock over the next two years on the open market or in privately negotiated transactions in accordance with applicable securities laws. The purchases, if made, will occur from time to time depending on market conditions.

The Company also has approximately $196 million remaining under an existing share repurchase authorization that remains in effect until early 2018. When combined with the new program announced today, the total amount authorized for share repurchase is nearly $500 million.

“We have deployed nearly $2.7 billion of capital from 2012 through 2016, but over the next two to three years we believe we can deploy an additional $2.0 billion to drive incremental value as the housing market continues its elongated recovery,” said Chris Klein, chief executive officer, Fortune Brands.

The newly announced share repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. This authorization is in effect until February 28, 2019, and may be suspended or discontinued at any time.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s four operating segments are Cabinets, Plumbing, Doors and Security. Its trusted brands include more than a dozen core brands under MasterBrand Cabinets; Moen, ROHL and Riobel under the Global Plumbing Group (GPG); Therma-Tru entry door systems; and Master Lock and SentrySafe security products under The Master Lock Company. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” regarding business strategies, and other matters. Future or conditional verbs such as “believe,” “will,” “can” and “may” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including but not limited to: the factors discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date hereof.

Source: Fortune Brands Home & Security, Inc.